Exhibit 4.5

HYPERTENSION DIAGNOSTICS, INC.

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of                  , 2003, is made by and among Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company”), and the holders of shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), identified as “Series A Investors” on Schedule A attached hereto or those persons who hereafter become parties to this Agreement in accordance with Section 6 (each, an “Investor,” and collectively, the “Investors”).

RECITALS

WHEREAS, as part of the transactions contemplated by the Securities Purchase Agreement, dated as of                   , 2003 (the “Securities Purchase Agreement”), by and among the Company and the Investors, the Investors are participating in the offering by the Company of a minimum of $1,300,000 and a maximum of $2,300,000 of units, each consisting of one share of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 15.903 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and a series of six (6) Purchase Warrants, three (3) of which entitle the holder to acquire Series A Preferred Stock and three (3) of which entitle the holder to acquire Common Stock;

WHEREAS, the Company and the Investors desire to enter into this Agreement for the purpose of governing certain aspects of the Investors’ relationships with each other and the Company; and

WHEREAS, it is in the best interests of the Company and the Investors that such aspects of their relationships be so governed.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound the parties hereto hereby agree as follows:

AGREEMENT

Section 1.                                          Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below.

(a)                          “Acceptance Period” shall have the meaning ascribed to it in Section 5(a).

(b)                         “Accepted Number” shall have the meaning ascribed to it in Section 5(b).

(c)                          “Accepting Investor” shall have the meaning ascribed to it in Section 5(c).

(d)                         “Act” means the Securities Act of 1933, as amended.

(e)                          “Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(f)                            “Articles” means the Articles of Incorporation of the Company, including any amendments thereto.

(g)                         “Board of Directors” means the board of directors of the Company.

(h)                         “Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

(i)                             “Common Stock” shall have the meaning ascribed to it in the recitals.

(j)                             “Company Offered Securities” shall have the meaning ascribed to it in Section 4.

(k)                          “Competitor” shall mean any Person, or an Affiliate of any Person, which directly or indirectly engages in the type of business substantially similar to the type of business in which the Company is engaged

(l)                             “Excluded Stock” means: (i) any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) options, warrants, Common Stock or other equity securities (x) issued or issuable in connection with the acquisition of another corporation, partnership, limited liability company or other entity or (y) issued or issuable in connection with a collaboration, co-marketing or similar agreement which, in the case of either clause (x) or clause (y), has been approved by the Board of Directors; (iii) Stock outstanding as of the date hereof; (iv) options, warrants, Common Stock or other equity securities issued to a financial institution or lessor in connection with a commercial credit arrangement or an equipment financing, which is approved by the Board of Directors; (v) shares of Common Stock issued or issuable upon exercise of any option or warrant issued to any Person under any management compensation, stock option, stock incentive, equity incentive or employee benefit plan; (vi) shares of Stock issued to the holders of the Company’s 8% Convertible Notes due March 27, 2005 pursuant to an arrangement approved by the Board of Directors; (vii) shares of Stock distributed pro rata to holders of any class of Stock as a class; and (viii) any Stock or any Stock Equivalent issued in an offering registered under the Act that has been approved by a majority of the Series A Directors (as hereinafter defined) in which the cash proceeds to the Company would be at least $5 million upon completion of such offering.

(m)                       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)                         “First Offer” shall have the meaning ascribed to it in Section 5(a).

(o)                         “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

(p)                         “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing) and all content and information contained on any website; Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works;” technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models, and methodologies; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; in each case used in or necessary for the conduct of the Company’s business as currently conducted or contemplated to be conducted.

(q)                         “Majority Holders” means the holders of more than fifty percent (50%) of the issued and outstanding shares of Series A Preferred Stock.

(r)                            “Minimum Threshold” shall mean fifty percent (50%) or more of the Series A Preferred Stock originally issued to the Investors as of the Closing Date (including shares of Common Stock issued upon the conversion thereof), as appropriately adjusted for any stock dividend, stock split, recapitalization or consolidation.

(s)                          “Non-Responding Holder” shall have the meaning ascribed to it in Section 4(b).

(t)                            “Offered Shares” shall have the meaning ascribed to it in Section 5(a).

(u)                         “Offeror” shall have the meaning ascribed to it in Section 5(a).

(v)                         “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

(w)                       “Preemptive Rights Offer” shall have the meaning ascribed to it in Section 4(a).

(x)                           “Preemptive Rights Offer Notice” shall have the meaning ascribed to it in Section 4(a).

(y)                         “Preemptive Rights Transaction” shall have the meaning ascribed to it in Section 4(a).

(z)                           “Responding Holder” shall have the meaning ascribed to it in Section 4(b).

(aa)                    “Sale Transaction” means a sale, conveyance or disposition of all or substantially all of the assets of the Company; or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of or transferred, including without limitation the acquisition by any person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) of persons of more than fifty percent (50%) of the voting power of the Company; or a consolidation or merger of the Company with or into any other Person following which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the capital stock of the surviving entity immediately after such consolidation or merger.

(bb)                  “Securities Purchase Agreement” shall have the meaning ascribed to it in the recitals.

(cc)                    “Series A Preferred Stock” shall have the meaning ascribed to it in the recitals.

(dd)                  “Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ee)                    “Stock” shall mean shares of Common Stock, preferred stock and any other class of equity securities of the Company and shall include any shares of Common Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Common Stock.  Each share of Common Stock shall count as one share of Stock, each share of preferred stock shall count as a number of shares of Stock equal to the number of shares of Common Stock into which such share of preferred stock is then convertible and each share of any other class of equity securities of the Company constituting Stock shall count as a number of shares of Stock equal to the number of shares of Common Stock into which such share of Stock is then convertible, exchangeable or exercisable, as the case may be.

(ff)                        “Stock Equivalents” means any right, warrant, option or security of the Company which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.  Each Stock Equivalent shall count as a number of shares of Stock equal to the number of shares of Common Stock into which such Stock Equivalent is then convertible, exchangeable or exercisable.

(gg)                  “Securities Purchase Agreement” shall have the meaning ascribed to it in the recitals.

(hh)                  “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity at least fifty percent (50%) of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company.

(ii)                          “Third Party” means any Person (other than the Company or an Investor or an Affiliate of an Investor) that is a prospective transferee of Stock from an Investor.

(jj)                          “Transfer” shall have the meaning ascribed to it in Section 5(a).

(kk)                    “Unsubscribed Securities” shall have the meaning ascribed to it in Section 4(b).

(ll)                          “Vote” shall mean (i) to cast a ballot, or to otherwise indicate approval or disapproval of any matter at any meeting of holders of Stock and at any adjournment or postponement thereof and (ii) to act by written consent in lieu of any meeting of holders of Stock.

Section 2.                                          Intentionally Omitted.

Section 3.                                          Preferred Shareholder Approval; Actions by the Company.

(a)                          So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, without first obtaining the affirmative Vote of the Majority Holders:

(i)                           alter or adversely change the powers, preferences or rights given to the Series A Preferred Stock;

(ii)                          alter or amend the Certificate of Designation in a manner adverse to the holders of the Series A Preferred Stock;

(iii)                     authorize or issue (by reclassification or otherwise) any class of equity security having any right, preference or privilege senior to or pari passu with the Series A Preferred Stock with respect to voting, dividend, redemption, conversion or liquidation, or any other rights;

(iv)                    amend the Articles, bylaws or other charter documents of the Company in a manner adverse to the Series A Preferred Stock;

(v)                       increase the authorized number of shares of Series A Preferred Stock;

(vi)                    declare or cause any dividend to be paid to the holders of the Common Stock;

(vii)                 consummate a Sale Transaction; or

(viii)              authorize or cause the repurchase of any of the Company’s equity securities.

(b)                         From and after the date hereof until the termination of this Agreement as provided herein, the Company covenants and agrees to:

(i)                             maintain and preserve its corporate existence and all rights, franchises, licenses, Intellectual Property and other authority reasonably deemed adequate by the Company for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption;

(ii)                          maintain in full force and effect a policy or policies of insurance, including, without limitation, a directors and officers liability insurance policy, issued by insurers of recognized responsibility, insuring it, its directors and officers, its properties and its business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business;

(iv)                      maintain a system of internal accounting controls administered in accordance with Section 13(b)(2) of the Exchange Act;

(v)                         conduct its business in material compliance with all applicable provisions of federal, state, local and foreign law;

(vi)                      perform and observe all of its obligations to the holders of all of its securities set forth in the Articles;

(vii)                   reimburse all directors of the Company for their reasonable out-of-pocket expenses in connection with attending meetings of the Company’s Board of Directors and all committees thereof and all reasonable out-of-pocket expenses otherwise incurred in fulfilling their duties as directors; and

(viii)                promptly provide to the Investors (or their respective counsel) copies of all filings made by the Company or any Affiliate with any Governmental Entity in connection with this Agreement, the Securities Purchase Agreement and the transactions contemplated hereby and thereby, except those filings which are made with the U.S. Securities and Exchange Commission via the EDGAR system.

Section 4.                                          Preemptive Rights.

(a)                          Subject to Section 4(c), in case the Company proposes to issue or sell any Stock or Stock Equivalents of the Company, other than Excluded Stock (collectively, the “Company Offered Securities”) and if the Investors hold the Minimum Threshold, the Company shall, no later than twenty-five (25) days prior to the consummation of such transaction (a “Preemptive Rights Transaction”), give notice in writing of such Preemptive Rights Transaction (the “Preemptive Rights Offer Notice”) to each Investor.  The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser, and contain an offer (the “Preemptive Rights Offer”) to sell to each Investor, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of such Investor to whom the Preemptive Rights Offer is made, such Investor may pay cash equal to the Fair Market Value of such non-cash consideration as determined in accordance with the Certificate of Designation), all or any part of such Investor’s pro rata portion of the Company Offered Securities (which shall be a fraction of the Company Offered Securities determined by dividing the number of shares of outstanding Series A Preferred Stock owned by such Investor by the total number of shares of Series A Preferred Stock issued and outstanding).

(b)                         If any Investor to whom a Preemptive Rights Offer is made fails to accept (a “Non-Responding Holder”) in writing the Preemptive Rights Offer by the fifteenth (15th) day after the Company’s delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction.  The Company shall then give notice to each Investor who has accepted the Offer (a “Responding Holder”) of the number of Company Offered Securities not subscribed for by the Non-Responding Holders (the “Unsubscribed Securities”) no later than nine (9) days prior to the consummation of the Preemptive Rights Transaction.  If any Responding Holder wishes to purchase the Unsubscribed Securities, such Responding Holder may do so on a pro-rata basis (calculated by dividing the number of shares of outstanding Series A Preferred Stock owned by the Non-Responding Holders by the total number of shares of outstanding Series A Preferred Stock owned by each of the Responding Holders wishing to purchase the Unsubscribed Securities) by indicating in writing to the Company no later than three (3) days prior to the consummation of the Preemptive Rights Transaction, the maximum number of Unsubscribed Securities they wish to purchase.  Prior to the consummation of the Preemptive Rights Transaction, the Company will calculate the pro rata portion of the Unsubscribed Securities each Responding Investor is entitled to and will provide notice of the result of the calculation to each Responding Investor.

(c)                          The rights under this Section 4 shall terminate after the consummation of two (2) Preemptive Rights Transactions, each resulting in net proceeds to the Company of at least Two Million Dollars ($2,000,000).

Section 5.                                          Right of First Refusal.

(a)                          Subject to the restrictions set forth in Section 6 hereof, if at any time an Investor (the “Offeror”) proposes to sell, transfer or otherwise dispose of, whether voluntarily or involuntarily (a “Transfer”), any shares of Stock to any Third Party, the Offeror shall, before such Transfer, deliver to the Company (with a copy to each Investor) an offer (the “First Offer”) to Transfer such shares of Stock to the Company and the Investors upon the terms set forth in this Section 5.  The First Offer shall state that the Offeror proposes to Transfer shares of Stock and specify the number of shares of Stock (the “Offered Shares”) and the terms (including the purchase price, terms of payment, the identity of the Third Party purchasing such shares and the identity of any Affiliate of such Third Party) of the proposed Transfer.  The First Offer shall remain open and irrevocable for a period of thirty-five (35) days (the “Acceptance Period”) from the date of its receipt by the Company.

(b)                         The Company may accept the First Offer by delivering to the Offeror and all Investors written notice within fifteen (15) days of receipt of the First Offer, which notice shall state the number (the “Accepted Number”) of Offered Shares the Company desires to purchase.  The Company may exercise its right to purchase any or all of the Offered Shares pursuant to the First Offer.

(c)                          If the Company does not accept the First Offer or does not exercise its right to purchase all of the Offered Shares pursuant to the First Offer, then (i) the Company shall within fifteen (15) days provide written notice to each Investor specifying the number of shares of Offered Stock that were not subscribed for by the Company exercising its right of first refusal (the “Company Notice”), and (ii) the Investors may on a pro rata basis exercise their rights to purchase any or all of the Offered Shares not purchased by the Company (which shall be a fraction of the Offered Shares determined by dividing the number of shares of outstanding Series A Preferred Stock owned by such Investor by the total number of shares of issued and outstanding Series A Preferred Stock).  Each Investor may accept the First Offer by delivering to the Offeror, the Company and all the other Investors written notice within ten (10) days of receipt of the Company Notice, which notice shall state the maximum number of Offered Shares the Investor desires to purchase (the “Accepting Investor”).  If any Investor to whom a First Offer is made fails to accept in writing the First Offer within ten (10) days of receipt of the Company Notice, the Company shall then give notice to each Accepting Investor of the number of Offered Shares not subscribed for no later than seven (7) days prior to the end of the Acceptance Period.  If any Accepting Investor wishes to purchase such unsubscribed Offered Shares, such Accepting Investor may do so on a pro-rata basis (calculated by dividing the number of shares of outstanding Stock owned by such Investor by the total number of shares of Stock issued and outstanding Stock owned by each of the Accepting Investors wishing to purchase the unsubscribed Offered Shares) by indicating in writing to the Company no later than three (3) days prior to the end of the Acceptance Period the maximum number of unsubscribed Offered Shares it wishes to purchase. Prior to the end of the Acceptance Period, the Company will calculate the pro rata portion of the Offered Shares each Accepting Investor is entitled to and will provide notice of the result of the calculation to each Accepting Investor.

(d)                         The Transfer of Offered Shares to the Company and or the Accepting Investor(s), to the extent the Company and or the Accepting Investor(s) have exercised their rights under this Section 5, shall be made on a business day, as designated by the Offeror, not less than thirty (30) days nor more than sixty (60) days after expiration of the Acceptance Period on the terms and conditions specified in the First Offer, which terms and conditions shall be identical to the terms of the proposed Transfer to the Third Party, provided that if the First Offer provides for the payment of non-cash consideration, the Company or an Investor, as the case may be, at its option may pay the consideration in cash equal to the Board of Directors’ good faith estimate of the present fair market value of the non-cash consideration offered.

(e)                          If the number of Offered Shares exceeds the Offered Shares with respect to which the Company and or Accepting Investor(s) exercised their rights under this Section 5, the First Offer shall be deemed to be withdrawn with respect to such excess and the Offeror may Transfer such excess Offered Shares on the terms, conditions and purchase price specified in the First Offer (which shall be the same terms, conditions and purchase price available to the Company and or Accepting Investor(s) exercising rights pursuant to this Section 5) to any Third Party within ninety (90) days after expiration of the Acceptance Period, so long as such Third Party agrees in writing to become a party to this Agreement and be bound hereby.  If such Transfer is not made within such 90-day period, the restrictions provided for in this Section 5 shall again become effective.

(f)                            In the event an Offeror or such Third Party, as the case maybe, shall modify the terms of the proposed Transfer of Offered Shares in any way, the Offeror shall send an amended First Offer to the Company (with a copy to each Investor) and the Acceptance Period shall be extended fifteen (15) days.

(g)                         Notwithstanding this Section 5, an Investor may transfer Stock to an Affiliate, provided that all Stock owned by the transferring Investor is transferred to such Affiliate and that such Affiliate agrees in writing to be bound by all of the terms and conditions of this Agreement.

(h)                         Notwithstanding anything to the contrary contained in this Section 5, the right of first refusal contained in this Section 5 shall not apply to any Stock which is registered under the Act and is otherwise freely tradable.

Section 6.                                          Transfer Restrictions.  Notwithstanding any provision of this Agreement, no Stock shall or may be sold, exchanged, delivered, assigned, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred, or otherwise disposed of, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession) (“Transferred”) (a) to a Competitor or (b) unless the Third Party or other person agrees to be bound to the provisions of this Agreement.  In the event that any party hereto should Transfer any Stock in contravention of this Section, such Transfer shall be void, and the Company shall not effect such a Transfer nor shall it treat any alleged Competitor as the holder of any such shares.  Notwithstanding anything to the contrary contained in this Section 6, the transfer restrictions contained in this Section 6 shall not apply to any Stock which is registered under the Act and are otherwise freely tradable.

Section 7.                                          Legend.  Each certificate representing shares of Stock now or hereafter owned by the Investors or any other person who subsequently becomes a party to this Agreement shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, OR OTHERWISE TRANSFERRED EXCEPT IN CONFORMITY WITH THE TERMS OF A SHAREHOLDERS’ AGREEMENT AMONG THE HOLDER (OR THE PREDECESSOR IN INTEREST TO THE HOLDER), THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY.  THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

The legend required under this Section 7 shall be removed upon termination of this Agreement in accordance with the provisions of Section 10.

Section 8.                                          Company to Reserve Common Stock.  If and only at such time as the Company’s shareholder approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of common stock authorized to at least 150,000,000 (or such other number as may be sufficient to allow for the reservation for issuance of all shares of Common Stock underlying each outstanding security convertible or exercisable for, or exchangeable into, Common Stock): (a) the Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock; and (b) all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid and nonassessable.

Section 9.                                          Amendments.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Majority Holders; provided, however, that without an Investor’s written consent, no such amendment or waiver shall affect adversely such Investor’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Investors hereunder (other than as reflected by the different number of shares held by such Investor); provided, further, that the consent or agreement of the Company shall be required with regard to any termination, amendment, modification or supplement of, or waivers or consents to departures from, the terms hereof, which affect the Company’s obligations hereunder.

Section 10.                                   Termination.  This Agreement shall terminate upon the first to occur of any of the following events:

(a)          the consummation of a Sale Transaction;

(b)         the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c)          the written agreement of the Company and the Majority Holders; or

(d)         two (2) years from the date of this Agreement.

Section 11.                                   No Inconsistent Agreement.  Neither the Company nor any Investor shall enter into any agreement with respect to the Stock or Stock Equivalents beneficially owned or held of record by it which is inconsistent with the rights granted to the Investors in this Agreement or otherwise conflicts with the provisions hereof.

Section 12.                                   Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a)                         If to the Investor, to the addresses or the facsimile set forth on the counterpart signature pages of this Agreement signed by such Investor:

with a copy to:

Liner Yankelevitz Sunshine & Regenstreif

1100 Glendon Avenue, 14th Floor

Los Angeles, California  90024

Attn:   Joshua Grode, Esq.

Facsimile No.: (310) 500-3501

or                              (b)                      If to the Company:

Hypertension Diagnostics, Inc.

2915 Waters Road, Suite 108

Eagan, Minnesota 55121-1562

Attn:    President

Facsimile No.: (651) 687-0485

With a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

Attn:    Girard P. Miller

Facsimile No.: (612) 371-3207

or at such other address as the Company or the Investors each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of this Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 13.                                   Ownership of Stock.   The Company may treat the Person in whose name any of the Stock is registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary.  All references in this Agreement to a “holder” of Stock shall mean the Person in whose name such shares are at the time registered on such register.

Section 14.                                   Replacement of Certificates.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Stock and, in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Stock of like tenor.

Section 15.                                   Successors and Assigns.   All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each party hereto and the respective successors of the Company, whether so expressed or not.

Section 16.                                   Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

Section 17.                                   Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 18.                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of law. Any and all actions brought by one party against any other party concerning the terms and provisions of this Agreement shall be solely venued in State Court in Hennepin County, Minnesota or Federal Court located in Minneapolis, Minnesota and all parties agree to submit to the jurisdiction of such courts and waive any claim or defense that such forums are inconvenient.

Section 19.                                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 20.                                   Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 21.                                   Specific Performance.  Each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Each party hereto hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Section 22.                                   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, this Shareholders’ Agreement has been duly executed by each of the parties hereto as of the date first written above.

HYPERTENSION DIAGNOSTICS, INC.:

By:
Name:	Greg H. Guettler
Title:	President

INVESTORS: